                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 12)

                             Medical Resources, Inc.
                                (Name of Issuer)

                    Common Stock, Par Value, $0.01 Per Share
                         (Title of Class of Securities)

                                  58461Q102000
                                 (CUSIP Number)

                             Stephen M. Davis, Esq.
                               Werbel & Carnelutti
                           A Professional Corporation

           711 Fifth Avenue, New York, New York 10022, (212) 832-8300
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                                   May 9, 1997
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13-d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 22 Pages

                                 SCHEDULE 13D

----------------------                                 -----------------
CUSIP No. 58461Q102000                                 Page 2 of 22 Pages
----------------------                                 ------------------

===============================================================================
1 NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON The SC Fundamental Value Fund, L.P.

--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [X]
                                                                 (b)  [ ]
--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   WC/OO
--------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                     [ ]

--------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   Delaware
--------------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
--------------------------------------------------------------------------------
7  SOLE VOTING POWER
   0
--------------------------------------------------------------------------------
8  SHARED VOTING POWER
   401,690
--------------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
   0
--------------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
   401,690
--------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   401,690

--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    2.0%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    PN
==============================================================================
                  *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                                 SCHEDULE 13D

----------------------                                 --------------------
CUSIP No. 58461Q102000                                 Page 3 of 22 Pages
----------------------                                 --------------------

==============================================================================
1 NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON SC Fundamental Value BVI, Inc.

--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [X]
                                                                 (b)  [ ]
--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   WC/OO
--------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                     [ ]

--------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   Delaware
--------------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
--------------------------------------------------------------------------------
7  SOLE VOTING POWER
   195,710
--------------------------------------------------------------------------------
8  SHARED VOTING POWER
   0
--------------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
   195,710
--------------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
   0
--------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   195,710
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                   [ ]
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    1.0%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    CO
==============================================================================
                  *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                                 SCHEDULE 13D

----------------------                                 --------------------
CUSIP No. 58461Q102000                                 Page 4 of 22 Pages
----------------------                                 --------------------

==============================================================================
1 NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON SC Fundamental Inc.

--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [X]
                                                                 (b)  [ ]
--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   WC/OO

--------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                     [ ]

--------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   Delaware
--------------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
--------------------------------------------------------------------------------
7  SOLE VOTING POWER
   0
--------------------------------------------------------------------------------
8  SHARED VOTING POWER
   401,690
--------------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
   0
--------------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
   401,690
--------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   401,690
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                   [ ]
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    2.0%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    CO
==============================================================================
                  *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                                 SCHEDULE 13D

----------------------                                 --------------------
CUSIP No. 58461Q102000                                 Page 5 of 22 Pages
----------------------                                 --------------------

==============================================================================
1 NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON SC-MRI, Inc.

--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [X]
                                                                 (b)  [ ]
--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   WC/OO
--------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                     [ ]

--------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   Delaware
--------------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
--------------------------------------------------------------------------------
7  SOLE VOTING POWER
   0
--------------------------------------------------------------------------------
8  SHARED VOTING POWER
   433,671

--------------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
   0
--------------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
   433,671
--------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   433,671
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                   [ ]
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    2.1%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    CO
==============================================================================
                  *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                                 SCHEDULE 13D

----------------------                                 --------------------
CUSIP No. 58461Q102000                                 Page 6 of 22 Pages
----------------------                                 --------------------

==============================================================================
1 NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON SC-MRI Investors, L.P.

--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [X]
                                                                 (b)  [ ]
--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   WC/OO
--------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                     [ ]

--------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   Delaware
--------------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
--------------------------------------------------------------------------------
7  SOLE VOTING POWER
   0
--------------------------------------------------------------------------------
8  SHARED VOTING POWER
   433,671

--------------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
   0
--------------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
   433,671
--------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   433,671
--------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                   [ ]
--------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    2.1%
--------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    PN
==============================================================================
                  *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                                 SCHEDULE 13D
----------------------                                 --------------------
CUSIP No. 58461Q102000                                 Page 7 of 22 Pages
----------------------                                 --------------------
==============================================================================
1 NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
   SC-SM, Inc.
------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [X]
                                                                 (b)  [ ]
------------------------------------------------------------------------------
3  SEC USE ONLY

------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   WC/OO
------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                     [ ]

------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   Delaware
-----------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
------------------------------------------------------------------------------
7  SOLE VOTING POWER
   0
------------------------------------------------------------------------------
8  SHARED VOTING POWER
   1,441,087

------------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
   0
------------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
   1,441,087
------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   1,441,087
------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                   [ ]
------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    7.1%
-----------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    CO
==============================================================================
                  *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                                 SCHEDULE 13D
----------------------                                 --------------------
CUSIP No. 58461Q102000                                 Page 8 of 22 Pages
----------------------                                 --------------------
==============================================================================
1 NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
   StarMed Investors, L.P.
------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [X]
                                                                 (b)  [ ]
------------------------------------------------------------------------------
3  SEC USE ONLY

------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   WC/OO
------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                     [ ]

------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   Delaware
-----------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
------------------------------------------------------------------------------
7  SOLE VOTING POWER
   0
------------------------------------------------------------------------------
8  SHARED VOTING POWER
   1,441,087
------------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
   0
------------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
   1,441,087
------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   1,441,087
------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                   [ ]
------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    7.1%
------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    PN
==============================================================================
                  *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                                 SCHEDULE 13D

----------------------                                 --------------------
CUSIP No. 58461Q102000                                 Page 9 of 22 Pages
----------------------                                 --------------------

==============================================================================
1 NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
   KK Acquisition Partners, L.P.

------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [X]
                                                                 (b)  [ ]
------------------------------------------------------------------------------
3  SEC USE ONLY

------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   WC/OO
------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                     [ ]

------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   Delaware
-----------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
------------------------------------------------------------------------------
7  SOLE VOTING POWER
   0
------------------------------------------------------------------------------
8  SHARED VOTING POWER
   272,871
------------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
   0
------------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
   272,871
------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   272,871
------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                   [ ]
------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    1.4%
------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    PN
==============================================================================
                  *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                                 SCHEDULE 13D

----------------------                                 --------------------
CUSIP No. 58461Q102000                                 Page 10 of 22 Pages
----------------------                                 --------------------

==============================================================================
1 NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
   SC-KK, Inc.

------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [X]
                                                                 (b)  [ ]
------------------------------------------------------------------------------
3  SEC USE ONLY

------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   WC/OO
------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                     [ ]

------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   Delaware
-----------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
------------------------------------------------------------------------------
7  SOLE VOTING POWER
   0
------------------------------------------------------------------------------
8  SHARED VOTING POWER
   3,410
------------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
   0
------------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
   3,410
------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   3,410
------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                   [ ]
------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    .02%
------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    CO
==============================================================================
                  *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                                 SCHEDULE 13D

----------------------                                 --------------------
CUSIP No. 58461Q102000                                 Page 11 of 22 Pages
----------------------                                 --------------------

==============================================================================
1 NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
   MRP Investors, L.P.

------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [X]
                                                                 (b)  [ ]
------------------------------------------------------------------------------
3  SEC USE ONLY

------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   WC/OO
------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                     [ ]

------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   Delaware
------------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
------------------------------------------------------------------------------
7  SOLE VOTING POWER
   0
------------------------------------------------------------------------------
8  SHARED VOTING POWER
   82,217

------------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
   0
------------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
   82,217
------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   82,217
------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                   [ ]
------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    0.4%
------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    PN
==============================================================================
                  *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                                 SCHEDULE 13D

----------------------                                 --------------------
CUSIP No. 58461Q102000                                 Page 12 of 22 Pages
----------------------                                 --------------------

==============================================================================
1 NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
   SC-MRP, Inc.

------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [X]
                                                                 (b)  [ ]
------------------------------------------------------------------------------
3  SEC USE ONLY

------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   WC/OO
------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                     [ ]

------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   Delaware
------------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
------------------------------------------------------------------------------
7  SOLE VOTING POWER
   0
------------------------------------------------------------------------------
8  SHARED VOTING POWER
   1,390

------------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
   0
------------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
   1,390
------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   1,390
------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                   [ ]
------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
   .01%
------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    PN
==============================================================================
                  *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                                 SCHEDULE 13D

----------------------                                 --------------------
CUSIP No. 58461Q102000                                 Page 13 of 22 Pages
----------------------                                 --------------------

==============================================================================
1 NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
   Siegler, Collery & Co. Employee's Savings and Profit Sharing Plan

------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [X]
                                                                 (b)  [ ]
------------------------------------------------------------------------------
3  SEC USE ONLY

------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   WC/OO
------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                     [ ]

------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   Delaware
-----------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
------------------------------------------------------------------------------
7  SOLE VOTING POWER
   0
------------------------------------------------------------------------------
8  SHARED VOTING POWER
   12,500 (constitutes shares underlying convertible debentures)

------------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
   0
------------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
   12,500 (constitutes shares underlying convertible debentures)
------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   12,500 (constitutes shares underlying convertible debentures)
------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                   [ ]
------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    0.06%
------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    EP
==============================================================================
                  *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                                 SCHEDULE 13D

----------------------                                 --------------------
CUSIP No. 58461Q102000                                 Page 14 of 22 Pages
----------------------                                 --------------------

==============================================================================
1 NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
   712 Advisory Services, Inc.

------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [X]
                                                                 (b)  [ ]
------------------------------------------------------------------------------
3  SEC USE ONLY

------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   WC/OO
------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                     [ ]

------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   Delaware
------------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
------------------------------------------------------------------------------
7  SOLE VOTING POWER
   0
------------------------------------------------------------------------------
8  SHARED VOTING POWER
   569,000 (constitutes common stock warrants)

------------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
   0
------------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
   569,000 (constitutes common stock warrants)
------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   569,000 (constitutes common stock warrants)
------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                   [ ]
------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    2.7%
------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    CO
==============================================================================
                  *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                                 SCHEDULE 13D

----------------------                                 --------------------
CUSIP No. 58461Q102000                                 Page 15 of 22 Pages
----------------------                                 --------------------

==============================================================================
1 NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
   Gary N. Siegler

------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [ ]
                                                                 (b)  [X]
------------------------------------------------------------------------------
3  SEC USE ONLY

------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   WC/OO/PF
------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                     [ ]

------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   United States
------------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
------------------------------------------------------------------------------
7  SOLE VOTING POWER
   1,536,814 (includes 608,666 options, 6,250 shares of underlying convertible debentures and 569,000 common stock warrants)
------------------------------------------------------------------------------
8  SHARED VOTING POWER
   2,885,303 (includes 12,500 shares of underlying convertible debentures)

------------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
   1,536,814 (includes 608,666 options, 6,250 shares of underlying convertible debentures and 569,000 common stock warrants)
------------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
   2,885,303 (includes 12,500 shares of underlying convertible debentures)
------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   4,422,117 (includes 608,666 options, 18,750 shares of underlying convertible debentures and 569,000 common stock warrants)
------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                   [ ]
------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    20.7%
------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    IN
==============================================================================
                  *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                                 SCHEDULE 13D

----------------------                                 --------------------
CUSIP No. 58461Q102000                                 Page 16 of 22 Pages
----------------------                                 --------------------

==============================================================================
1 NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
   Peter M. Collery

------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [ ]
                                                                 (b)  [X]
------------------------------------------------------------------------------
3  SEC USE ONLY

------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   WC/OO/PF
------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                     [ ]

------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   United States
------------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
------------------------------------------------------------------------------
7  SOLE VOTING POWER
   158,699 (includes 51,000 options and 6,250 shares of underlying convertible debentures)
------------------------------------------------------------------------------
8  SHARED VOTING POWER
   2,885,303 (includes 12,500 shares of underlying convertible debentures)

------------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
   158,699 (includes 51,000 options and 6,250 shares of underlying convertible debentures)
------------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
   2,885,303 (includes 12,500 shares of underlying convertible debentures)
------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   3,044,022 (includes 51,000 options and 18,750 shares of underlying convertible debentures)
------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                   [ ]
------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    15.0%
------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    IN
==============================================================================
                  *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                                 SCHEDULE 13D

----------------------                                 --------------------
CUSIP No. 58461Q102000                                 Page 17 of 22 Pages
----------------------                                 --------------------

==============================================================================
1 NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
   Siegler, Collery & Co.

------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [X]
                                                                 (b)  [ ]
------------------------------------------------------------------------------
3  SEC USE ONLY

------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   WC/OO
------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                     [ ]

------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   Delaware
------------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
------------------------------------------------------------------------------
7  SOLE VOTING POWER
   0
------------------------------------------------------------------------------
8  SHARED VOTING POWER
   40,757
------------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
   0
------------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
   40,757
------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   40,757
------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                   [ ]
------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    0.2%
------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
    CO
==============================================================================
                  *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                                             Page 18 of 22 Pages


                                  AMENDMENT
                                    No. 12
                                    TO THE
                                 SCHEDULE 13D


     The Reporting Persons, consisting of SC Fundamental Inc., SC Fundamental Value Fund, L.P., SC Fundamental Value BVI, Inc., SC-MRI, Inc., SC-SM, Inc., StarMed Investors, L.P., SC-MRI Investors, L.P., KK Acquisition Partners, L.P., SC-KK, Inc., MRP Investors, L.P., SC-MRP, Inc., Siegler, Collery & Co. Employee's Savings and Profit Sharing Plan, Siegler, Collery & Co., 712 Advisory Services, Inc. ("712"), Gary N. Siegler ("Siegler") and Peter M. Collery ("Collery"), hereby amend their Schedule 13D relating to the Common Stock, par value $0.01, of Medical Resources, Inc. (the "Issuer"), as set forth herein. Reporting Persons as identified in Item 5(a) are those whose beneficial ownership of the Issuer's securities changed from prior Schedule 13D disclosure.

Item 3.   Source and Amount of Funds or Other Consideration

          In March 1997, 712 received, as compensation for advisory services rendered to the Issuer, warrants to purchase an aggregate of 449,000 shares of common stock at exercise prices ranging from $10.31 to $11.25. Such financial advisory services constituted, among other activities, structuring and negotiating, and providing financial, accounting, operations and strategic analysis to the Company in connection with, the acquisitions by the Company of the MRI Center of Jacksonville, Inc., The Magnet of Palm Beach Ltd., Advanced Diagnostic Imaging, Inc., Grove Diagnostic Imaging and ATI Centers, Inc. ("ATI"). Of such 449,000 warrants, warrants to purchase 168,000 shares were not exercisable until the acquisition of ATI occurred on May 9, 1997. The exercise prices of such warrants were based upon the fair market value of the Common Stock on the dates of grant.


Item 5.   Interest in Securities of the Issuer


          (a) As of the close of business on May 12, 1997, the Reporting Persons, by virtue of the language of Rule 13d-3, may be deemed to own beneficially in the aggregate the numbers and percentages of the Issuer's Common Stock set forth opposite their names below (based upon the number of shares of the Issuer's Common Stock that were reported to be outstanding in the Issuer's Proxy Statement dated April 16, 1997).

                                                       Page 19 of 22 Pages


==============================================================================
        Name             Shares of Common Stock        Percentage
--------------------------------------------------------------------------------
SC Fundamental Inc.          401,690                      2.0%
--------------------------------------------------------------------------------
The SC Fundamental
Value Fund, L.P.             401,690                      2.0%
--------------------------------------------------------------------------------
SC Fundamental
Value BVI, Inc.              195,710                      1.0%
--------------------------------------------------------------------------------
Gary N. Siegler            4,422,117(1)                   22.4%
--------------------------------------------------------------------------------
Peter M. Collery           3,044,002(2)                   16.6%
--------------------------------------------------------------------------------
SC-MRI, Inc.                 433,671                      2.1%
--------------------------------------------------------------------------------
SC-MRI Investors, L.P.       433,671                      2.1%
--------------------------------------------------------------------------------
SC-SM, Inc.                1,441,087                      7.1%
--------------------------------------------------------------------------------
StarMed Investors, L.P.    1,441,087                      7.1%
--------------------------------------------------------------------------------
KK Acquisition
 Partners, L.P.              272,871                      1.4%
--------------------------------------------------------------------------------
SC-KK, Inc.                    3,410                      0.02%
--------------------------------------------------------------------------------
MRP Investors, L.P.           82,217                      0.4%
--------------------------------------------------------------------------------
SC-MRP, Inc.                   1,390                      0.01%
--------------------------------------------------------------------------------
Siegler, Collery & Co.        40,757                      0.2%
--------------------------------------------------------------------------------
Siegler, Collery & Co.
Employee's Savings and
Profit Sharing Plan           12,500(3)                   0.06%
--------------------------------------------------------------------------------
712 Advisory Services, Inc.  569,000(4)                   2.7%
--------------------------------------------------------------------------------
===============================================================================





----------------
(1) Includes 1,196,416 shares underlying options, convertible debentures and warrants.
(2)  Includes 69,750 shares underlying options and convertible debentures.
(3)  Includes 12,500 shares underlying convertible debentures.
(4)  Includes 569,000 shares underlying warrants.

                                                  Page 20 of 22 Pages


(c) On March 11, 1997, March 12, 1997, and April 9, 1997, certain partnerships distributed an aggregate of 189,491 shares of the Issuer's Common Stock to their respective limited partners.

          On April 8, 1997, The SC Fundamental Value Fund, L.P. and SC Fundamental Value BVI, Ltd. elected to convert their 10.5% Convertible Subordinated Debentures due 2001 into 65,000 and 35,000 shares of the Issuer's Common Stock, respectively.

                                                  Page 21 of 22 Pages

     After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated:  May 19, 1997

SC FUNDAMENTAL INC.                     SC-SM, INC.

By:  /s/ Peter M. Collery               By: /s/ Peter M. Collery
--------------------------------        ----------------------------
Neil H. Koffler as Attorney-            Neil H. Koffler as Attorney-
in-Fact for Peter M. Collery            in-Fact for Peter M. Collery
Vice President*                         Vice President*

THE SC FUNDAMENTAL VALUE FUND, L.P.     STARMED INVESTORS, L.P.

By: SC FUNDAMENTAL INC.                 By:   SC-SM, INC.

By:  /s/ Peter M. Collery               By: /s/ Peter M. Collery
----------------------------------      ---------------------------
Neil H. Koffler as Attorney-            Neil H. Koffler as Attorney-
in-Fact for Peter M. Collery            in-Fact for Peter M. Collery
Vice President*                         Vice President*

SC FUNDAMENTAL VALUE BVI, INC.          SC-MRI, INC.

By:  /s/ Peter M. Collery               By: /s/ Peter M. Collery
----------------------------------      ---------------------------
Neil H. Koffler as Attorney-            Neil H. Koffler as Attorney-
in-Fact for Peter M. Collery            in-Fact for Peter M. Collery
Vice President*                         Vice President*

/s/ Gary N. Siegler                     SIEGLER, COLLERY & CO.
---------------------------------       EMPLOYEES SAVINGS AND
Neil H. Koffler as Attorney-in-Fact     PROFIT SHARING PLAN
for Gary N. Siegler*
                                        By: /s/ Peter M. Collery
                                        -------------------------
/s/ Peter M. Collery                    Neil H. Koffler as Attorney
-----------------------------------     in-Fact for Peter M. Collery,
Neil H. Koffler as Attorney-in-Fact
for Peter M. Collery*

                                        712 ADVISORY SERVICES, INC.

SC-MRI INVESTORS, L.P.                  By: /s/ Gary N. Siegler
                                        ---------------------------
                                        Neil H. Koffler as Attorney-
By: /s/ Peter M. Collery                in-Fact for Gary N. Siegler,
-------------------------------------   President*
Neil H. Koffler as Attorney-in-Fact
for Peter M. Collery*

                                                  Page 22 of 22 Pages



SC-KK, INC.                             MRP INVESTORS, L.P.

By:  /s/ Peter M. Collery               By: /s/ Peter M. Collery
--------------------------------        ----------------------------
Neil H. Koffler as Attorney-            Neil H. Koffler as Attorney-
in-Fact for Peter M. Collery            in-Fact for Peter M. Collery
Vice President*                         Vice President*

SC-MRP, INC.

By: SC FUNDAMENTAL INC.                 SIEGLER, COLLERY & CO.

By:  /s/ Peter M. Collery               By:  /s/ Peter M. Collery
----------------------------------      ----------------------------------
Neil H. Koffler as Attorney-            Neil H. Koffler as Attorney-in-Fact
in-Fact for Peter M. Collery            for Peter M. Collery
Vice President*                         Vice President*

KK ACQUISITION PARTNERS, L.P.

By: SC-KK, INC.

By:  /s/ Peter M. Collery
----------------------------------
Neil H. Koffler as Attorney-
in-Fact for Peter M. Collery
Vice President*

* Executed by Neil H. Koffler as Attorney-in-Fact for Peter M. Collery and Gary
N. Siegler. The Powers of Attorney for Messrs. Collery and Siegler were filed as Exhibit A to Amendment No. 5 to the Schedule 13D relating to the US Facilities Corporation on August 4, 1995 and is hereby incorporated herein by reference.
96579

                                                  Page 21 of 22 Pages

     After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated:  May 19, 1997

SC FUNDAMENTAL INC.                     SC-SM, INC.

By:                                     By:
--------------------------------        ----------------------------
Neil H. Koffler as Attorney-            Neil H. Koffler as Attorney-
in-Fact for Peter M. Collery            in-Fact for Peter M. Collery
Vice President*                         Vice President*

THE SC FUNDAMENTAL VALUE FUND, L.P.     STARMED INVESTORS, L.P.

By: SC FUNDAMENTAL INC.                 By:   SC-SM, INC.

By:                                     By:
----------------------------------      ---------------------------
Neil H. Koffler as Attorney-            Neil H. Koffler as Attorney-
in-Fact for Peter M. Collery            in-Fact for Peter M. Collery
Vice President*                         Vice President*

SC FUNDAMENTAL VALUE BVI, INC.          SC-MRI, INC.

By:                                     By:
----------------------------------      ---------------------------
Neil H. Koffler as Attorney-            Neil H. Koffler as Attorney-
in-Fact for Peter M. Collery            in-Fact for Peter M. Collery
Vice President*                         Vice President*

                                        SIEGLER, COLLERY & CO.
---------------------------------       EMPLOYEES SAVINGS AND
Neil H. Koffler as Attorney-in-Fact     PROFIT SHARING PLAN
for Gary N. Siegler*
                                        By:
                                        -------------------------
                                        Neil H. Koffler as Attorney-
-----------------------------------     in-Fact for Peter M. Collery,
Neil H. Koffler as Attorney-in-Fact     Vice President*
for Peter M. Collery*

                                        712 ADVISORY SERVICES, INC.

SC-MRI INVESTORS, L.P.                  By:
                                        ----------------------------
                                        Neil H. Koffler as Attorney-
By:                                     in-Fact for Gary N. Siegler,
-------------------------------------   President*
Neil H. Koffler as Attorney-in-Fact
for Peter M. Collery*

                                                  Page 22 of 22 Pages


SC-KK, INC.                             MRP INVESTORS, L.P.

By:                                     By:
--------------------------------        ----------------------------
Neil H. Koffler as Attorney-            Neil H. Koffler as Attorney-
in-Fact for Peter M. Collery            in-Fact for Peter M. Collery
Vice President*                         Vice President*

SC-MRP, INC.                            712 ADVISORY SERVICES, INC.

By: SC FUNDAMENTAL INC.                 By:
                                        ---------------------------
By:                                     Neil H. Koffler as Attorney-
----------------------------------      in-Fact for Peter M. Collery
Neil H. Koffler as Attorney-            Vice President*
in-Fact for Peter M. Collery
Vice President*

KK ACQUISITION PARTNERS, L.P.           SIEGLER COLLERY & CO.

By: SC-KK, INC.                         By:
                                        --------------------------------
By:                                     Neil H. Koffler as Attorney-in-
----------------------------------      Fact for Peter M. Collery
Neil H. Koffler as Attorney-            Vice President*
in-Fact for Peter M. Collery
Vice President*


* Executed by Neil H. Koffler as Attorney-in-Fact for Peter M. Collery and Gary
N. Siegler. The Powers of Attorney for Messrs. Collery and Siegler were filed as Exhibit A to Amendment No. 5 to the Schedule 13D relating to the US Facilities Corporation on August 4, 1995 and is hereby incorporated herein by reference.

96579